EXHIBIT 99.2

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Financial Statements
December 31, 2012 and 2011

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Index
December 31, 2012 and 2011

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Balance Sheets
December 31, 2012 and 2011

Amounts expressed in Mexican pesos

		December 31,
Assets		2012 (*)		2011 (*)

CURRENT ASSETS:
Cash and cash equivalents (Note 5)	Ps	313,905,060	Ps	507,502,323
Accounts receivable for ticket sales (net of allowance for doubtful of Ps 697,680 and Ps 453,267 in 2012 and 2011)		8,357,845		17,600,167
Related parties (Note 6)		321,829,938		56,780,236
Income tax recoverable		19,924,762		25,938,487
Costs of future events		10,790,570		13,198,418
Other accounts receivable		4,062,429		4,916,156
Total current assets		678,870,604		625,935,787

FURNITURE AND EQUIPMENT - Net (Note 7)		36,176,926		30,747,186

EXPENSES TO AMORTIZE AND OTHER ASSETS TO AMORTIZE - Net (Note 8)		51,292,934		32,376,285

DEFERRED INCOME TAX (Note 14)		—		5,706,104

Total assets	Ps	766,340,464	Ps	694,765,362

Liabilities and Stockholders’ Equity

CURRENT LIABILITIES:
Suppliers	Ps	16,798,300	Ps	15,457,468
Accounts payable and accrued liabilities		342,906,520		317,604,328
Related parties (Note 6)		5,242,549		6,935,095
Value added tax payable		5,785,064		10,849,339
Revenue from future events		2,999,863		12,070,567

Total current liabilities		373,732,296		362,916,797

DEFERRED INCOME TAX (Note 14)		684,813		—

Total liabilities		374,417,109		362,916,797

STOCKHOLDERS’ EQUITY (Note 10):
Capital stock		21,854,275		21,854,275
Share premium		2,628,300		2,628,300
Retained earnings		364,340,821		307,365,990
Majority stockholders’ equity		388,823,396		331,848,565
Minority interest		3,099,959		—
Total stockholders’ equity		391,923,355		331,848,565
COMMITMENTS AND CONTINGENCIES (Notes 15 and 16)
Total liabilities and stockholders’ equity	Ps	766,340,464	Ps	694,765,362

The accompanying eighteen notes are an integral part of these financial statements.

(*) Unaudited

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statements of Income
December 31, 2012 and 2011

Amounts expressed in Mexican pesos

		Year ended
		December 31,

		2012 (*)		2011 (*)

Revenue from commission on tickets sales and
advertising (Note 11)	Ps	647,556,112	Ps	587,082,528

Cost of sales (Note 12)		(198,186,692)		(181,076,151)
Operating expenses (Note 12)		(97,343,606)		(84,736,741)

		(295,530,298)		(265,812,892)

Operating income		352,025,814		321,269,636

Other expenses - Net (Note 13)		(4,897,344)		(7,337,487)

Comprehensive financing result:
Interest income - Net		28,289,378		23,647,675
Exchange gain - Net		473,785		663,556

Comprehensive financing income - Net		28,763,163		24,311,231

Non participation controlling		(406,884)		—

Income before the following provision		375,484,749		338,243,380

Provisions for (Note 14):
Current income tax		(102,330,759)		(104,956,779)
Deferred income tax		(6,390,917)		5,321,871

		(108,721,676)		(99,634,908)

Net income for the year	Ps	266,763,073	Ps	238,608,472

The accompanying eighteen notes are an integral part of these financial statements.

(*) Unaudited

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statement of Changes in Stockholders’ Equity
For the years ended December 31, 2012 and 2011
(Note 10)

Amounts expressed in Mexican pesos

						Retained earnings
		Capital		Share								Profit of
		stock		premium		Holding		Subsidiary		Total		no controller		Total

Balances at December 31, 2010	Ps	21,854,275	Ps	2,628,300	Ps	256,729,231	Ps	29,585,460	Ps	286,314,691	Ps	—	Ps	310,797,266	(*)

Dividends paid						(217,557,173)				(217,557,173)		—		(217,557,173)

Comprehensive income for the year						182,700,404		55,908,068		238,608,472		—		238,608,472

Balances at December 31, 2011		21,854,275		2,628,300		221,872,462		85,493,528		307,365,990		—		331,848,565	(*)

Dividends paid						(209,788,242)				(209,788,242)		—		(209,788,242)

Change in minority interest		—		—		—		—		—		3,099,959		3,099,959

Comprehensive income for the year						198,768,057		67,995,016		266,763,073		—		266,763,073

Balances at December 31, 2012	Ps	21,854,275	Ps	2,628,300	Ps	210,852,277	Ps	153,488,544	Ps	364,340,821	Ps	3,099,959	Ps	391,923,355	(*)

The accompanying eighteen notes are an integral part of these financial statements.

(*) Unaudited

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Cash Flow Statements
December 31, 2012 and 2011

Amounts expressed in Mexican pesos

		Year ended
		December 31,

Operating activities		2012 (*)		2011 (*)

Income before income tax	Ps	375,484,749	Ps	338,243,380
Depreciation and amortization		13,620,259		13,333,909
Interests gained		(28,289,378)		(23,647,675)

		360,815,630		327,929,614

Decrease in receivables and other		35,411,085		16,183,390
(Increase) decrease in related parties		(266,742,248)		146,444,313
Increase (decrease) in suppliers and other payables		21,578,749		(185,424,686)
Decrease in revenue from future events		(9,070,704)		(2,891,631)
Income tax paid		(119,224,222)		(103,940,039)

Operating activities net cash flow		22,768,290		198,300,961

Investing activities

Investment in property, plant and equipment		(18,149,114)		(20,105,013)
Interest collected		28,289,378		23,647,675
Other related		(19,817,534)		(7,289,094)

Investing activities net cash flow		(9,677,270)		(3,746,432)

Financing activities

Minority interest		3,099,959		—
Dividends paid		(209,788,242)		(217,557,173)

Financing activities net cash		(206,688,283)		(217,557,173)

Net cash decrease and temporary investment		(193,597,263)		(23,002,644)

Cash and cash equivalents at beginning of year		507,502,323		530,504,967

Cash and cash equivalents at end of year	Ps	313,905,060	Ps	507,502,323

The accompanying eighteen notes are an integral part of these financial statements.

(*) Unaudited

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

Amounts expressed in Mexican pesos

Note 1 - Company activities:

Venta de Boletos por Computadora (VBC or the Company) is a subsidiary of OCESA Entretenimiento, S. A. de C. V. in turn a subsidiary of Corporacion Interamericana de Entretenimiento, S. A. B. de C. V., which was incorporated under Mexican Laws with a duration of 99 years, and whose purpose is mainly:

a.	Ticket sales through automated sales systems for all types of shows, telemarketing services in and out of phone calls.

b.	The marketing database generated by their activities. VBC is also holding company.

The accompanying consolidated financial statements include VBC and its subsidiaries Servicios Especializados para la Venta Automatizada de Boletos, S. A. de C. V. (SEVAB) of which the Company possesses stock holding to the 100% and ETK Boletos, S. A. de C. V., of which the Company possesses stock holding to 72.5% equity.

The company and its subsidiary do not have employees, which means that all administrative and operating services are rendered by affiliated companies.

See below VBC subsidiaries in which maintained control during 2012:

	Percentage of
	holding
Company	2012 and 2011	Main activity

Servicios Especializados para la Venta	100%	Provide Administrative, technical,
Automatizada de Boletos, S. A. de C. V. (SEVAB)		marketing and technology services during the ticket sales.

ETK Boletos, S. A. de C. V.[1]	72.5%	Automated Ticket sales.

[1] Established on April 9. 2012.

Note 2 - Preparation basis:

The accompanying consolidated financial statements at December 31, 2012 and 2011, fairly meet the provisions of the MFRS to show a fair presentation of the Company's financial position. The MFRS state that the International Financial Reporting Standard (IFRS), the International Accounting Standards (IAC), International Financial Reporting Interpretations (IFRIC) and the Interpretation Committee (IC) are a suppletory part of the MFRS when the absence of the MFRS requires it. Accordingly, the Company, with the purpose of recognizing, valuing, and disclosing its own particular transactions, applies the suppletory IFRS and IC issued by the International Accounting Standard Board (IASB).

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

Costs, expenses and additional line items presentation in the income statement

The Company presents costs and expenses in the income statement under the classification criterion based on the function of items, which main characteristic is to take away the sales costs from the other costs and expenses based on the items nature since it breaks the costs and expenses items addressing the specific essence of the entity's type of cost or expense. Additionally, in order to obtain a better analysis of its financial position, the Company has deemed necessary to present separately the amount of the operating profit in the income statement as such information is a common disclosure practice of the sector which the entity belongs to.

Inflation effects in financial information

According with the provisions in the MFRS B-10 “Inflation Effects“ (MFRS B-10), the Mexican economy is not in an inflationary environment, since there has been a cumulative inflation below 26% (threshold to define that an economy should be considered as inflationary) in the most recent three year period. Therefore, as of January 1, 2008 it has been required to discontinue the recognition of the inflation effects in the financial information (disconnection from inflationary accounting). Consequently, the figures of the accompanying financial statements at December 31, 2012 and 2011 are stated in historical Mexican pesos (Ps Mex) modified by the cumulative inflation effects on the financial information recognized up to December 31, 2007.

The inflation percentages are indicated as follows:

	December 31,

	2012	2011
	(%)	(%)

Yearly by inflation	3.57	3.82
Cumulative inflation for the last three years	12.26	15.19

As of January 1, 2012, the Company retrospectively adopted the following MFRS and their Interpretations, issued by Consejo Mexicano para la Información Financiera y Desarrollo de Información Financiera (CINIF) and which became effective as of the aforementioned date.

MFRS C-6 “Property, plant and equipment”. Establishes the obligation to identify and segregate the components of each item of property, plant and equipment which have different useful lives, with the purpose of depreciating them separately according to their remaining useful life as of January 1, 2012. This accounting change has been applied prospectively as if it were a change in estimates, as described in the transition standards of the same MFRS.

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

“Improvements to MFRS”

•
MFRS A-7 “Presentation and disclosure”. It specifies that the key assumptions used at accounting closing should be disclosed in the determination of the accounting estimations involving uncertainties with the risk of significant adjustments in the value of assets or liabilities within the next accounting period.

•
Bulletin B-14 “Earnings per share”. It is modified so that those entities disclosing earnings per diluted share should still do it, irrespectively of having generated profit or loss from continuing operations.

•
MFRS C-1 “Cash and cash equivalents”. It establishes that the short-term asset should include cash and cash equivalents, unless it usage is restricted to the following twelve months or after its normal business cycle at the date of the financial position statement.

•
Bulletin C-11 “Capital “Stockholders' equity” and Interpretation to MFRS 3 “Initial application of MFRS”. It specifies that contributions should be recognized in the income statement as income and not as part of the contributed equity in order to homologate the changes previously made in other MFRS.

•
Bulletin C-15 “Impairment in the long-lived assets value and their disposal”. It specifies some of the concepts of long-lived assets intended to be sold, and also highlights that impairment losses in goodwill should not be reversed and establishes the guidelines for the presentation of impairment losses or reversal in the income statement.

Financial statements authorization

The accompanying consolidated financial statements and their notes were authorized to be issued on February 28, 2013, by George González and Beata Baczyk Wolinska whom have legal authorization to approve financial statements and their notes except for the Note 18 which were authorized for issuance on June 27, 2014 by Gerardo Ledesma.

Note 3 - Summary of significant accounting policies:

The most significant accounting policies are summarized as follows, which have been consistently applied in the reporting years, unless otherwise indicated.

The MFRS require the use of some critical accounting estimates in the preparation of the financial statements. Management judgment is also required in the process of defining the Company’s accounting policies.

a. Consolidation

The consolidated financial statements include the figures of VBC and its subsidiary mentioned in Note 1. All significant balances and transactions among the consolidated companies have been eliminated. The consolidation was carried out on the basis of audited financial statements.

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

b. Cash and cash equivalents

Cash and cash equivalents, including cash balances, bank deposits and other highly liquid investments with minor risks by changes in value. (See Note 5).

c. Ticket sales accounts receivable

The accounts receivable for ticket sales balance represents the VBC recoverable amount related to the sale of tickets through credit cards. The company collects these accounts receivable in a period between 7 and 15 days.

d. Cost of future events

Cost of future events include prepaid travel services and ticket printing as well as the ticket inventory which are charged to the income statement when they are used.

e. Furniture and equipment:

At December 31, 2012 and 2011, the furniture and equipment, are expressed as follows: i) acquisitions subsequent to January 1, 2008, at their historical cost and ii) acquisitions until December 31, 2007 of national origin at their restated value determined by applying National Consumer Price Index (NCPI) factors to their acquisition value until December 31, 2007.

Property, plant and equipment are subject to annual impairment tests only when there are impairment indicators. Accordingly, they are expressed at their modified historical cost, less the cumulative depreciation and, if it is the case less, the impairment losses. The annual impairment tests are part of cash generating unit, therefore, as of December 31, 2012 and 2011 company didn’t have impairment problems.

Depreciation is calculated by the straight line method based on the estimated useful lives of the assets estimated by the company’s management applied to the furniture and equipment values, (see Note 7).

f. Unamortized expenses

As of at December 31, 2012 and 2011, unamortized expenses and other assets are expressed as follows: i) items acquired since January 1, 2008, at historical cost and ii) items acquired until December 31, 2007, at restated values determined by applying NCPI factors until December 31, 2007 to their acquisition costs.

g.	Provisions

The provisions of liabilities represent present obligations for past events in which it is probable an expenditure of economic resources. The provisions have been registered under the better estimate carried out by the Administration.

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

h. Deferred income tax and deferred flat tax

The deferred income tax and/or flat tax are recorded based on the comprehensive asset-and-liability method, which consists of recognizing a deferred tax on all temporary differences between the book and tax value of assets and liabilities to be materialized in the future. The company and its subsidiary recognized deferred income tax since the company’s financial and tax projections indicate that they would pay income tax in the future (see Note 14).

i.    Revenue from future events

Revenue from future events represents future advertising space sales, which are applied to income when the customer uses those advertising spaces, such as: the VBC bulletin “La Guía de Entretenimiento”, the tickets and envelopes, as well as advertising by telephone and internet.

j.    Revenue from commissions on ticket sales and advertising

Revenue from commissions on ticket sales are recorded as income when the tickets are sold and the commission represents a percentage of the ticket value. The Company delivers the value of the tickets sold to the venue at which the event took place within two working days after the event is finished. Tickets sold in advance are recorded as a liability payable to the venue where the event will take place.

k. Stockholders’ equity

The Capital Stock, the net premium in shares issuance and thereafter and the retained earnings, are expressed as follows: i) movements done since of January 1, 2008 at historical cost, and ii) movements done before January 1, 2008 at indexed values determined through the application to their originally determined values of factors derived from the NCPI up to December 31, 2007. See Note 10. Consequently, the different stockholders equity concepts are expressed at modified historical cost.

l. Comprehensive income

The comprehensive income comprises the net income, as well as those departures that for specific disposition of the MFRS are required, which is reflected in the capital stock and do not constitute equity payments, reductions and distributions. The comprehensive income amounts of 2012 and 2011 are expressed at modified historical pesos.

m. Revenue recognition

The revenues from services of phone marketing of entering and exiting of phone calls, tickets sales and commercialization of data basis are registered when they are carried out and sales services are rendered.

The allowance for doubtful accounts is recognized based on analytic studies by the Directors of the Company and is sufficient to absorb losses under policies.

The doubtful estimation account is recognized basing an administration analysis and it’s considered reasonably enough to absorb losses according to company politics.

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

n. Exchange gain (loss)

Transactions in foreign currencies are initially recorded at the recording currency applying the exchange rates prevailing on the dates they are entered into and/or settled. Assets and liabilities denominated in such currencies are translated at the exchange rate prevailing on the balance sheet date. Exchange gain or loss differences arising from fluctuations in the exchange rates between the transaction and settlement dates, or valuation at the period closing are recognized in the income as a component of the financing comprehensive result (FCR) with exception of those exchange differences that, as a part of the eligible assets cost, are capitalized with other components of FCR.

Note 4 - Foreign currency position:

a.	The figures in this note are stated in U.S. dollars (Dls.), except for exchange rates.

As of December 31, 2012 and 2011, the company and its subsidiaries had the following foreign currency monetary assets and liabilities:

		December 31,

		2012 (*)		2011 (*)

Assets	Dls.	326,302	Dls.	134,481
Liabilities		(870,227)		(483,656)

Net short position	(Dls.	543,925)	(Dls.	349,175)

(*) Unaudited

b.
At December 31, 2012 and 2011, the exchange rate was Ps12.97 and Ps13.95 per dollar, respectively. At the date of issuance of the audited financial statements, the exchange rate was Ps12.78 per US dollar, approximately.

c.	The most significant foreign currency transactions carried out by the company were as follows:

		Year ended
		December 31,

		2012 (*)		2011 (*)

Sales	Dls.	337,519	Dls.	41,757
Costs and operating expenses		(2,292,285)		(1,941,724)
Royalties cost		(250,000)		(250,000)
Interest income		3,325		6,465

(*) Unaudited

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

Note 5 - Cash and cash equivalents:

The cash, cash equivalents and temporary investments balance at December 31, 2012 and 2011 are mainly comprised by cash at banks including foreign currency amounts and temporary investments, which are available to be used and subject to non significant value change risks. The analysis of such balance is shown as follows:

		Year ended
		December 31,

		2012(*)		2011(*)

Cash	Ps	111,000	Ps	112,000
Bank deposits		10,023,842		6,640,318
Liquid investments		303,770,218		500,750,005

Total of cash and cash equivalents	Ps	313,905,060	Ps	507,502,323

Liquid investments are subject to several kinds of risk, the principal ones are those related to operating market, term associated interest rates, exchange rates and credit and liquidity market risks.

(*) Unaudited

Note 6 - Balances and transactions with related parties:

As pointed on Note 1, the Company is direct subsidiary of Ocesa Entretenimiento, S. A. de C. V.; with it the Company just maintains a pure subsidiary/holding relationship.

The balances receivable from and payable to related parties at December 31, 2012 and 2011 were as follows:

		December 31,
Accounts receivable:
		2012 (*)		2011 (*)
Affiliate

Operadora de Centros de Espectáculos, S. A. de C. V.	Ps	186,256,883	Ps	53,693,505
Ocesa Promotora, S. A. de C. V.		95,706,331		2,615,206
Solo Ele-Mentum, S. A. de C. V.		38,004,393		—
Futbol del Distrito Federal, S. A. de C. V.		812,185		—
Administradora Mexicana del Hipódromo, S. A. de C. V.		479,751		—
Televisa, S. A. de C. V.		228,134		—
Servicios Corporativos CIE, S. A. de C. V.		203,219		—
Others		139,042		471,525

	Ps	321,829,938	Ps	56,780,236
(*) Unaudited

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

		December 31,
Accounts payable:
		2012 (*)		2011 (*)
Affiliate

Make Pro, S. A. de C. V. [1]	Ps	2,239,738	Ps	4,640,000
Servicios Administrativos del Entretenimiento, S. A. de C. V.		1,947,241		858,347
Needish México, S. A. de C. V.		922,699		—
TicketMaster LLC CA		108,084		108,648
Servicios Compartidos en Alta Dirección, S. A. de C. V.		23,523		79,277
CIE Servicios Profesionales, S. A. de C. V.		1,264		—
Administradora Mexicana del Hipódromo, S. A. de C. V.		—		1,105,480
Others		—		143,343

	Ps	5,242,549	Ps	6,935,095

[1] Corresponds to the bank to redeem outstanding tickets.

(*) Unaudited

During the years ended December 31, 2012 and 2011, the Company carried out the following operations with related parties:

Income from affiliated companies for:		2012 (*)		2011 (*)

Commissions and charges from ticket sales	Ps	38,561,577	Ps	48,411,733
Sponsorship income		46,115,108		23,354,476
Equipment leasing		1,192,281		2,405,386
Interest		20,794,221		7,545,508
Other income		477,697		84,992

Costs and expenses with affiliated companies for:
Personnel, administrative and security services	(Ps	33,562,128)	(Ps	49,397,065)
Corporate fees		(7,011,551)		(6,266,171)
Lease of properties		(5,457,437)		(8,761,057)
Advertising commissions		(2,524,699)		(3,325,698)
Other expenses		(1,477,035)		(2,338,810)
Network services		(600,638)		(555,192)

Stockholders cost:

Royalties paid		(3,318,462)		(3,115,308)
Other		(5,043,526)		(3,449,447)

(*) Unaudited

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

Note 7 - Analysis of furniture and equipment:

The investment in furniture and equipment at December 31, 2012 and 2011 was as follows:

					Annual
		December 31,			depreciation
					or amortization
		2012 (*)		2011 (*)	rate (%)

Computer and peripheral equipment	Ps	138,507,208	Ps	123,815,213	30
Telephone equipment		10,970,794		10,970,794	10
Furniture and equipment		10,447,002		10,215,458	10
Radio and communication equipment		742,515		742,515	10
Transportation equipment		3,131,898		2,729,508	25

		163,799,417		148,473,488
Accumulated depreciation and amortization		(127,622,491)		(117,726,302)

	Ps	36,176,926	Ps	30,747,186
(*) Unaudited

Note 8 - Others assets:

Intangible assets at December 31, 2012 and 2011 are as follows:

Intangible assets		2012 (*)		2011 (*)

Access to property ticket sales (stadium March 3, concerts,
bullring and others)	Ps	22,010,648	Ps	16,621,507
E-Ticket Brand		1,900,100		—
Software EDB-Ticket		6,650,300		—
Non-compete agreement - ETK boletos		5,600,000		—

		36,161,048		16,621,507

Other assets		15,131,886		15,754,778

Intangible assets	Ps	51,292,934	Ps	32,376,285

(*) Unaudited

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

Note 9 - Analysis of liability provisions:

Following is an analysis of the movements of the liability provisions at December 31, 2012 and 2011:

		2012 (*)		2011 (*)

Beginning balance	Ps	23,952,990	Ps	2,825,905

Increases		18,176,769		23,952,990
Applications		(23,125,763)		(2,825,905)
Cancellations		(827,227)		—

Ending balance	Ps	18,176,769	Ps	23,952,990
The balance of provisions are grouped within accrued liabilities.

(*) Unaudited

Note 10 - Stockholders’ Equity:

Capital stock

As of December 31, 2012 and 2011, the company’s capital stock is comprised of 21,854,275 and 12,049,233, respectively ordinary nominative shares, with a par value of one Mexican historical peso each, and which are classified in two series, as follows:

Number of
shares	Description		Amount

17,975	“A“ shares, serial representing the minimum	Ps	17,975
	fixed capital stock, without the right to
	withdrawal

32,025	“B“ shares, serial representing the minimum		32,025
	fixed capital stock, without the right to
	withdrawal

50,000	Subtotal		50,000

10,529,241	“A“ shares, serial representing the variable		10,529,241
	portion of capital stock, with an unlimited
	maximum

4,095,148	Serial “A-1“ share, serial representing the
	variable portion of capital stock, with an
	unlimited maximum		4,095,148

7,179,886	“B“ shares, serial representing the variable
	portion of capital stock, with an unlimited
	maximum		7,179,886

21,854,275	Capital stock	Ps	21,854,275 (*)

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

(*) Unaudited

As agreed outside of the November 30, 2011 Stockholders’ Meeting, the stockholders decided to capitalize the restatement of the variable capital stock at November 30, 2011 and to issue 9,805,042 ordinary, nominative class II shares, all with a par value of Ps1 each.

In the event of a capital reduction, the procedures of the Income Tax Law arrange that any excess of stockholders’ equity over capital contributions is accounted with the same tax treatment as dividends.

Retained earnings

On May 27, 2011, without the benefit of a stockholders meeting, the stockholders’ agreed to declare and pay dividends in the amount of Ps217,557,173.

On June 29, 2012, without the benefit of a stockholders meeting, the stockholders’ agreed to declare and pay dividends in the amount of Ps209,788,242.

The net income of the year is subject to the legal disposition that requires that, at least, a 5% of the income of each exercise is destined to increase the legal reserve until this is equal to import the fifth part of the social paid capital.

The company and subsidiaries do not consolidate for tax purposes.

Dividends paid are not subject to income tax, if paid out from the net tax profit account and will be taxed at a rate that fluctuates between 4.62% and 7.69% if they are paid from the reinvested net tax profit account. Any dividends paid in excess of this account are subject to a tax equivalent to 38.89%. The current tax is payable by the company and may be credited against its income tax for the same year or the following two years or in its case against the Flat tax of the period. Dividends paid coming from profits previously taxed by income tax are not subject to withholding tax or additional tax payment.

Note 11 - Revenue analysis:

Operations and integrations of revenue of December 31, 2012 and 2011 are show as follows:

Revenue:		2012 (*)		2011 (*)

Internal charges	Ps	420,907,764	Ps	413,788,038
Entertainment guide		104,421,860		58,694,077
Credit card recovery		63,925,551		67,470,483
Advertising		48,673,663		32,984,310
Others		9,627,274		14,145,620

	Ps	647,556,112	Ps	587,082,528
(*) Unaudited

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

Note 12 - Costs and expenses analysis:

Operations and integration of costs and expenses at December 31, 2012 and 2011 are show as follows:

Costs:		2012 (*)		2011 (*)

Commissions	(Ps	89,767,670)	(Ps	72,299,143)
Entertainment guide		(38,468,155)		(48,076,756)
Administrative services		(11,877,803)		(8,165,959)
Computing		(9,567,919)		(2,675,239)
Tickets		(9,477,623)		(12,366,465)
Other costs		(7,919,147)		(16,229,294)
Advertising		(7,673,666)		(16,030,010)
Non-capital assets		(6,991,675)		(1,304,854)
Amortization		(4,610,859)		—
Professional services		(4,260,955)		(242,164)
Royalties		(3,322,462)		(3,115,308)
Lease		(2,224,092)		(6,400)
Maintenance		(1,622,306)		(155,004)
Production		(402,360)		(409,555)

	(Ps	198,186,692)	(Ps	181,076,151)
Expenses:

Administrative services	(Ps	54,848,645)	(Ps	40,765,291)
Lease		(10,447,152)		(10,081,222)
Others expenses		(10,293,674)		(11,783,606)
Corporative share		(6,561,550)		(6,266,171)
Professional services		(861,589)		(1,955,935)
Computing		(710,737)		(550,607)
Amortization		—		(2,328,620)

	(Ps	83,723,347)	(Ps	73,731,452)

Depreciation	(Ps	13,620,259)	(Ps	11,005,289)

	(Ps	97,343,606)	(Ps	84,736,741)

(*) Unaudited

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

Nota 13 - Other expenses analysis:

		Year ended
		December 31,

		2012 (*)		2011 (*)

Discounts application Aeromexico/Interjet	(Ps	672,246)	(Ps	2,384,980)
Accounts clean up		(3,889,032)		(5,045,409)
Tax return application		(366,806)		—
Others		30,740		92,902

	(Ps	4,897,344)	(Ps	7,337,487)
(*) Unaudited

Note 14 - Income tax, and special unique flat tax:

a. Income Tax:

i.
In 2012, VBC, SEVAB and ETK determined a taxable income of Ps262,937,132, Ps76,893,926 and Ps1,271,472, respectively and in 2011 taxable income of Ps276,862,025 (VBC) and Ps78,223,576 (SEVAB), which exceeds in the case of VBC the determined for Flat Tax purposes, (ETK is an entity created in 2012). The tax result differs from the accounting result, mainly in such items that during time are accumulated and deducted differently for accounting and tax purposes, by the recognition of the inflation effects for tax purposes, as well as in such items only affecting either the accounting or tax result.

ii.	Based on its financial and tax projections, the Company’s management determined that the tax to be paid in the future will be the Income tax, therefore it has recognized deferred Income Tax.

iii.
On December 17, 2012 in the Revenue Act for 2013 it was published that the income tax rate for 2013, according to Article 21, Section I, paragraph 6, establish that the income tax rate applicable to the year 2013 will be 30%, for 2014 will be 29% and as of 2015 it will be 28%. Also, as provided by section II, paragraph 2, eliminate the possibility of using credits for the excess of deductions on taxable income for Flat tax purposes (credit of tax loss of flat tax) in order to reduce the Income tax to be paid while could be credited against the Flat tax base.

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

iv.    In 2011 the subsidiary (SEVAB) amortized tax loss carry forwards of Ps5,229,695.

The reconciliation between the statutory and the effective income tax rates is shown below:

		Year ended
		December 31,

		2012 (*)		2011 (*)

Income before income tax provisions	Ps	375,891,633	Ps	338,243,380

Statutory income tax rate		30%		30%

Income tax at statutory rate		112,767,490		101,473,014

Plus (less) effect of the income tax on:
Inflation		(3,392,111)		(2,471,988)
Nondeductible expenses or (taxable income)		1,572,046		2,364,082
Other items		(2,225,749)		(1,730,200)

Maximum charge to income for income tax	Ps	108,721,676	Ps	99,634,908

Effective income tax rate		29%		29%

(*) Unaudited

At December 31, 2012 and 2011, the principal temporary differences on which deferred income tax was recorded are shown below:

		December 31,

		2012 (*)		2011 (*)

Costs of future events	(Ps	10,790,570)	(Ps	13,198,417)
Expenses to amortize		(17,052,821)		(3,119,400)
Furniture and equipment		2,249,904		278,038
Revenue of future events - Net		2,999,863		12,070,566
Liability provisions and estimations		19,613,233		22,989,560
Allowance for doubtful accounts		697,680		—

		(2,282,711)		19,020,347
Income tax rate		30%		30%

Deferred income tax (liability) asset	(Ps	684,813)	Ps	5,706,104

(*) Unaudited

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

b.	Flat Tax:

i.
In 2012 and 2011, VBC and SEVAB determined a tax profit of Ps299,537,378 and Ps347,429,864, respectively and ETK determined a tax loss of Ps9,129,468. The result differs from the accounting result mainly because, for accounting purposes, the transactions are recognized on the basis of the accrued while for tax purposes, these are recognized on the basis of the cash flow and for such items only affecting the accounting or tax result of the year.

ii.
Flat Tax of the 2012 and 2011 is calculated at the 17.5% rate on the profit determined with base on the cash flows, such net income represents the difference between the total income collected by taxable activities, less the authorized tax deductions. In addition, it is also allowed to reduce this amount with the Flat tax credits, based on the procedures established in the effective law and the rate change effect of temporary differences has been recognized in previous periods.

iii.	According with the effective tax law, the Company must pay annually the higher tax between Income tax and Flat tax.

Note 15 - Commitments:

a.
The company signed an agreement with an affiliated company for the use of office space, and for providing certain cleaning and security services at said spaces located within the premises of the “Palacio de los Deportes“ in Mexico City. This agreement grants the company use of the facilities it uses as office space and its call center in this city. The company pays to OCESA a monthly fixed fee. In addition, VBC has signed a lease agreement with an individual, (which will expire on August 19, 2013) involving a building located in the city of Guadalajara, Jalisco, to house its offices in that city. VBC pays a fixed fee for this building lease which annually increases based on the NCPI.

b.
“Offices: Servicios Especializados para la Venta Automática de Boletos, S. A. de C. V. (SEVAB) has signed agreements with OCESA, an affiliated company, for the use of space and to the provision of certain cleaning and security services in these areas located inside the Palacio de los Deportes, Mexico City. This agreement gives SEVAB use of facilities used to their offices. OCESA SEVAB paid monthly to a fixed amount”.

c.
As part of its daily business activities, VBC is engaged in the distribution and sale of tickets to certain artistic events to be conducted in the immediately following year. In this regard, certain amounts are received from third parties for the purchase of tickets to said events. The Company holds these amounts in cash, so that if the events in question are not held, the amounts should be returned in accordance with the applicable legal provisions. At December 31, 2012 and 2011, cash and cash equivalents included deposits totaling Ps313,692,752 and Ps292,406,727, respectively, received from said third parties for the eventual acquisition of tickets.

d.
Ticketmaster Brand Name and System. The company entered into license agreements (expiring on March 31, 2015) with Ticketmaster Corporation for use of the TicketMaster brand names and system, paying a fixed royalty fee denominated in dollars.

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

There is no guarantee that those permits or contracts will be extended or renewed, or that the new conditions agreed to will be the same. Nevertheless, on the basis of experience, the Company’s management considers that the permits and contracts are renewable under similar terms to those currently in effect, when they expire.

Note 16 - Contingencies:

a.
Under the provisions of the Income Tax Law, parties carrying out operations with related parties, either resident in Mexico or abroad, are subject to tax limitations and obligations as the determination of transfer prices concerns, which must be similar to those agreed with unrelated parties in comparable transactions.

In the event of an official review, the tax authorities could consider that the above-mentioned prices are not in line with the provisions of the Law, in which case, aside from restatement and surcharges, the tax authorities could impose fines of up to 100% of any omitted taxes.

b.
VBC regularly contracts the services of specialists in areas such as security, cleaning, access control, production, mounting, assembling and other similar services required to conduct its business activities. Under the provisions of the labor legislation and recent amendments thereto on the subject of social security, some of the contractors or workers of these service providers may take steps for VBC to be considered the beneficiary of those services or responsible for possible related contingencies.

c.
VBC filed a request with the Mexican Industrial Property Institute (MIPI) for a declaration of the infractions committed by Wal-Mart de México, S .A. B. de C. V. (“Wal-Mart“), for improper use of the “La Guía de Entretenimiento“ brand owned by VBC. In its counterclaim, Wal-Mart requested that VBC’s brand be declared invalid. The authorities declared VBC’s requested as well-grounded and determined that Wal-Mart had committed the infractions in question, and imposed a fine of 2,500 days minimum salary in effect in Federal District, and dismissed Wal-Mart’s request for VCB’s brand to be declared invalid. Said authorization was challenged by Wal-Mart at the Federal Tax Courts. The authorities have not yet issued the corresponding closing instruction or started the analysis of the matter at hand. In the opinion of VCB’s advisors, the authorities may confirm the resolution contested by Wal-Mart, and the latter could be fined for improper use of the brand.

d.
VBC requested that the infractions be declared against Wal-Mart, for improper use of the reservation of rights to the “La Guía de Entretenimiento“, in the following genres: Periodic publications, qualifying as a guide, to which Wal-Mart responded by filing a request for statement of administrative action for nullity of VBC’s reservation of rights. The National Copyrights Institute (“INDAUTOR“) ruled in favor of VBC and dismissed Wal-Mart’s counterclaim. This resolution was contested by Wal-Mart at the Federal Tax Courts, proceedings of which VBC is a party, as aggrieved third party, and whose instruction period is soon to be concluded. In the opinion of VCB’s advisors, the authorities may confirm the resolution contested by Wal-Mart, and the latter could be fined for improper use of VBC’s reservation of rights.

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

e.
On November 22, 2010, VBC contested the April 19, 2010 resolution, whereby INDAUTOR dismissed the action for renewal of the reservation of rights for exclusive use of the “La Guía de Entretenimiento“ Title, in the magazine genre, against which VBC filed an appeal at the Federal Tax Courts. This proceeding is currently in the pleadings phase. In the opinion of VBC’s advisors, the authorities may possibly demand that INDAUTOR renew said registration. However, as a preventive measure, VBC has obtained a new registration for said publications, which is currently in effect.

f.
On 22 June 2012 the Directorate of Advertising and Standards PROFECO to OCESA information required for his alleged role in the violation of various rules generated by the sale of tickets for public performances through the internet portal www.ticketbis.com OCESA mx relief such request the July 6, 2012, stating that the probable cause of the offending behavior was the company Evandti, S. A. de
C. V., internet portal operator ticketBis, who was notified and called in September 2012, so that in the opinion of outside counsel OCESA, this shall be released from any liability for the actions of third parties.

Meanwhile OCESA and VBC facts filed complaints against PROFECO Evandti Company, S. A. de C. V. for violations of the Federal Consumer Protection, which will likely accrue to the file mentioned in the previous paragraph. In the opinion of counsel and VBC OCESA a high potential that these processes terminate in sanctions against the company Evandti, S. A. de C. V.

g.
On May 14, 2012 Computer Ticketing, S. A. de C. V. (“VBC”) query submitted to the Municipal Treasurer of the Municipality of Zapopan seeking reassurance that it should not pay tax on Public Entertainment government by Municipal Finance Act of the State of Jalisco therefore are not applicable to the Articles 13 (fraction I) and 50 of the Revenue Act of Zapopan, Jalisco for fiscal 2012 as well as the diverse 131 Bis-A of the Municipal Finance Act of the State of Jalisco, arising from the fact that dedicated to the issue of electronic ticketing but not the exploitation of public entertainment.

By letter dated July 5, 2012, issued by the Director of Revenue Zapopan Municipal treasury, ruled that the companies in charge for electronic ticketing (such as Ticketing Computer, Inc.) to the perceived payment for the cost of the ticket, become jointly liable for the payment of the tax on public shows. With the previous CIO configured the first act of applying the provisions governing the Public Entertainment Tax. In the opinion of outside counsel for the company there are high chances that VBC is relieved to pay the tax on public shows in the municipality of Zapopan, Jalisco.

h.
On August 15, 2012, Computer-Ticket, S. A. de C. V. (“VBC”) promoted judicial review to the General Procedures of the Federal Consumer Protection “PROFECO” against the decision dated July 24, 2012 through which sanctioned for alleged VBC violation of Article 10 of the Federal Consumer Protection to consider that some practices in the marketing and sale of services termed as “The Guide consists of an unfair practice for the consumer, the resolution was unfavorable PROFECO VBC, so the same is challenged and is pending that have a favorable outcome to it.

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

i.
VBC and its subsidiaries regularly hire service providers specializing in safety, cleanliness, access control, production, assembly and the like to develop their events and activities held multiple contracts with third parties undertake to developed activities for the Company and its subsidiaries. Under labor law and recent changes in legislation in social security, the possibility exists that some subcontractors or employees of these providers or third parties seeking to exert further actions to which the Company and its subsidiaries they be considered beneficiaries of their services or are responsible for possible contingencies in such matters.

j.
To date, the VBC and its subsidiaries, are part of seven working procedures, which were alleged to be potential beneficiaries of the services of the actors in such proceedings instituted against various service providers or individuals and/or entities with whom the Company does business, they have concluded with this and/or subsidiaries treatment in which it is shown that there is no employment relationship between subcontractors and/or employees of these providers have committed (and in most cases guaranteed) to get to the Company in peace and balance and compensate for any liability that is, therefore, in accordance with labor consultants of the Company, is not adequate to address book amounts to these actions which are the responsibility of the third.

k.
VBC and its subsidiaries are regularly called by the Federal Consumer when consumers of their services do not consider the conditions in which they are offered and complain to this office. Currently there are 11 processing complaints conciliation stage, so that makes the procedures followed in the Federal Court of Fiscal and Administrative Justice has eleven pending sentencing procedures, six in expanding demand, claim stage three, eight on defense and five on admission of the complaint. To date, the Company has not suffered any detriment by these complaints and regularly acquitted of consumer claims, and otherwise not subject to arbitration before this authority, which is optional, whereupon the consumers would have to present its case before a civil court, which has not happened at any time in the past.

l.
According to the agreements of the shareholders of the Company0s American Entertainment Corporation, S. A. B. de C. V. (“CIE”), is responsible for dealing with, any contingency that is filed against the Company and its subsidiaries which has arisen from acts prior to October 18, 2012, forcing CIE to defend, indemnity and if take out harmless the Company(including the obligation to pay any amount that has to be done is payable by a penalty), so the Company has no record of such procedures, substance directly to CIE by the agreement.

Note 17 - New financial reporting standards:

During December 2012 and 2011, the Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera (CINIF) issued a series of Mexican Financial Reporting Standards (MFRS), which will become effective as of January 1, 2013 and 2014, it is considered that such MFRS will not substantially affect the financial information presented by the Company, as explained below:

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

2013

MFRS B-3 “Comprehensive income statement” establishes the entity's choice of presenting the comprehensive income in one or two statements. It also states that the other comprehensive income (OCI) is part of the comprehensive income of the period and must be presented after the net profit or loss; it eliminates the concept of non-ordinary items and sets that the ESPS and the results of the sale of fixed assets should be presented as operating expenses and no longer in other income and expenses, which is now considered optional.

MFRS B-4 “Statement of changes in stockholders' equity” establishes the standards for the above as well as the required disclosures in the event some activity in the stockholders' equity takes place.

MFRS B-6 “Statement of the financial position”. This new standard does not trigger any significant change in connection with the existing regulation.

MFRS B-8 “Consolidated or combined financial statements”. The standard is modified in order to incorporate amendments to the definition of control, the concept of protective rights is introduced, the figures of principal and agent are incorporated, the term of special purpose entity (SPE) is eliminated and the term structured entity is also introduced.

MFRS C-7 “Investment in associates, joint ventures and other permanent investment”. The standard is modified because more disclosure is required, therefore, it states that investment in joint ventures should be recognized through the application of the equity method, the term of special purpose entity (SPE) is replaced by structured entity, it establishes that all effects in the net holding earning or loss derived from its permanent investment in associates, joint ventures and other permanent investments should be recognized in equity in other entities results.

MFRS C-21 “Joint control agreements” It establishes the accounting recognition for the proper classification of joint control agreements. It establishes that a participant in a joint venture should recognize its interest in it as a permanent investment and value it based on the equity method, setting the accounting recognition to be followed in order to change from proportional consolidation to equity method.

Improvements to MFRS 2013:

•
MFRS C- 5 “Advanced payments”, Bulletin C-9 “Liabilities, provisions, contingent assets and liabilities and commitments” and Bulletin C-12 “Financial instruments with characteristics of liabilities, equity or both”. It establishes that obligations issuance costs should be presented as a reduction in the corresponding liability and should be applied to profit and loss based on the effective equity method considering the period where the obligations are outstanding.

•	MFRS D-4 “Income tax”. It specifies how the recognition of current and deferred taxes related to transactions or events that do not pass through the income statement should be done.

•	Bulletin D-5 “Leasing”. It establishes the direct initial costs should be deferred during the leasing period and applied to income in proportion to the recognition of relative expenditures.

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

•
MFRS A-1 “Structure of financial reporting standards” and Bulletin C-9 “Liabilities, provisions, contingent assets and liabilities and commitments”. It specifies the meaning of likely mentioned that is when there is certainty that the future event will occur based on information, evidence or data available.

•	MFRS B-3 “Comprehensive income statement”. It removes the references to other income and expenses mentioned in the Appendixes.

•	MFRS B-7 “Business acquisitions”. It removes the concept of non-ordinary items from the comprehensive income statement

•	Bulletin B-14 “Earnings per share”. It specifies the determination of ordinary shares potentially dilutive in interim periods.

•	MFRS B-15 “Translation of foreign currencies”. It specifies the presentation of cumulative translation adjustment associated with non-participation.

•
Bulletin C-15 “Impairment in the long-lived assets value and their disposal”. It modifies the Bulletin
C-15 in order to include in the impairment indicators the potential impact of a significant increase in market interest rates.

2014

MFRS B-12 “Offsetting financial assets and financial liabilities”. It establishes the principle of compensation of assets and liabilities, indicating that the items to be offset should be financial items.

MFRS C-14 “Transfer and derecognition of financial assets”. It establishes the principle of transfer of risks and rewards of ownership of the financial asset, as underlying condition to derecognition.

The accompanying eighteen notes are an integral part of these financial statements, which were authorized for issuance on February 28, 2012 by the directors that sing the financial statements and their related notes except for the Note 18 which were authorized for issuance on June 27, 2014 by Gerardo Ledesma.

Note - 18 Summary of Significant Differences between Mexican Financial Reporting Standards and U.S. GAAP

The Company’s consolidated financial statements have been prepared in accordance with Mexican Financial Reporting Standards (MFRS), which differs in certain significant respects from U.S. Generally Accepted Accounting Principles.(U.S. GAAP) Such differences involve methods of measuring the amounts shown in the consolidated financial statements, as well as additional disclosures required by U.S. GAAP and regulations of the Securities and Exchange Commission (SEC). Pursuant to Item 17 of Form 20-F, this reconciliation does not include disclosure of all information that would be required by U.S. GAAP and regulations of the SEC.

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

I.	Differences in measurement methods

a.
Inflation as from December 31, 2007, inflation accounting was discontinued. The following reconciliation does not include the reversal of the adjustments to the consolidated financial statements for the effects of inflation, because, as permitted by the SEC, it represents a comprehensive measure of the effects of price-level changes in the Mexican economy, and as such, is considered a more meaningful presentation than historical cost-based financial reporting for both MFRS and U.S. GAAP.

b.
The company provides financing to related parties and interest is determined by using the nominal interest rate as required by MFRS. In accordance with ASC 470 “Debt” the borrower's periodic interest cost shall be determined by using the effective interest method based on the estimated outstanding term of the debt. The effective interest rate used for calculating amortization under the effective interest method generally discounts contractual cash flows through the contractual life of the instrument and amortized over the contractual or expected life.

The Company quantified the effects of the difference in the measurement methods and determined that the impact to the consolidated financial statements were not significant to neither the net income nor the stockholder´s equity therefore a reconciliation of net income and stockholders' equity from MFRS to U.S. GAAP is not presented.

Certain reclassifications have been made to the 2012 consolidated financial statements to conform to the 2013 presentation. There is no impact to the consolidated financial statements.

II.	Additional accounting policies

a.	Consolidation

Subsidiaries

Subsidiaries are all entities over which the Company has control to direct its relevant activities, has the right and is exposed to variable returns from its interest and have the ability to affect those returns through its power. In assessing whether the Company controls an entity, the existence and effect of potential voting rights that are currently exercisable or convertible were considered. The existence of control in cases where the Company has no more than 50% of voting rights but it may decide the financial and operating policies is also assessed.

Subsidiaries are consolidated as of the date they are controlled by the Company and are no longer consolidated when the control is lost.

The Company uses the acquisition method to recognize the business acquisitions. The consideration of the acquisition of a subsidiary is determined based on the fair value of the net transferred assets, the assumed liabilities and the share capital issued by the Company. The acquisition consideration also includes the fair value of such contingent amounts receivable or payable as part of the agreement. The acquisition-related costs are recognized as expenses when incurred. Identifiable acquired assets and liabilities and contingent liabilities assumed in a business combination are initially measured at their fair values at the

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

acquisition date. The non-controlling interest in the acquiree is recognized at fair value at the acquisition date.

The excess of the consideration paid and the non-controlling interest in the acquiree equity over the fair value of the Company's share in the net identifiable assets of the acquired entity is recognized as goodwill. If such comparison results in a negative amount, as in the case of a bargain purchase, the difference is recognized reducing the acquired non-current assets.

Transactions, balances and unrealized gains and losses resulting from transactions between the consolidated companies have been eliminated. The accounting policies for subsidiaries have been changed to ensure consistency with the accounting policies adopted by the Company, in cases where it was necessary.

The consolidation was carried out by using the financial statements of its subsidiaries.

Transactions with non-controlling shareholders

The Company recognizes transactions with non-controlling shareholders as transactions between shareholders. When a non-controlling interest is acquired, the difference between any consideration paid and the share of the subsidiary acquired measured at their carrying value is recorded in equity. Gains or losses on disposal of an interest in a subsidiary that does not involve the loss of control by the Company are also recognized in equity.

Recording, functional and reporting currency

Due to the recording currency as the functional and reporting currencies of the Company and its subsidiaries and associates is Mexican peso, no translation process was necessary.

b.	Accounts receivables for ticket sales

The Company evaluates the collectability of its accounts receivable based on a combination of factors. Generally, it records specific allowances to reduce the amounts of the receivables recorded when a customer’s account matures beyond typical collection patterns, or the Company becomes aware of a customer’s inability to meet its financial obligations.

The Company believes that the credit risk with respect to trade receivables is limited due to the massive diversification of its customers.

c.	Furniture and Equipment - Impairment

The Company tests for possible impairment of furniture and equipment whenever events or circumstances change, such as a current period operating cash flow loss combined with a history of, or projected, operating cash flow losses or a significant adverse change in the manner in which the asset is intended to be used, which may indicate that the carrying amount of the asset may not be recoverable. If indicators exist, we compare the estimated undiscounted future cash flows related to the assets to the carrying amount of those assets. If the carrying value is greater than the estimated undiscounted future cash flows, the cost basis of the asset is reduced to reflect the current fair value. We use various

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

assumptions in determining the current fair market value of these assets, including future expected cash flows and discount rates, as well as future salvage values and other fair value measures. Our impairment loss calculations require us to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Furniture and equipment are stated at cost at date of acquisition. Depreciation is computed using the straight-line method over their estimated useful lives, which are as follows:

Computer and peripheral equipment - 3 years
Furniture and other equipment - 10 years
Transportation equipment - 20 years

Leasehold improvements are depreciated over the shorter of the economic life or associated lease term assuming the Company exercises renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for asset renewal and improvements are capitalized.

d.	Intangibles

The intangible assets are recognized when they meet the following conditions: are identifiable, provide future economic benefits and the Company has control over such benefits. The intangible assets are classified as follows:

i.
Definite-lived: are those which expected future economic benefits is limited by any legal or economic condition and are amortized on a straight line basis, based on the best estimate of their useful life and are subject to annual impairment testing when impairment indicators are identified.

ii.
Indefinite-lived assets are not amortized but are subject to annual impairment assessment. Depending on facts and circumstances, qualitative factors may first be assessed to determine whether the existence of events and circumstances indicate that it is more likely than not that an indefinite-lived intangible asset is impaired. If it is concluded that it is more likely than not impaired, then the Company performs a quantitative impairment test by comparing the fair value with the carrying amount.

The Company tests for possible impairment of definite-lived intangible assets whenever events or circumstances change, such as a current period operating cash flow loss combined with a history of, or projected, operating cash flow losses or a significant adverse change in the manner in which the asset is intended to be used, which may indicate that the carrying amount of the asset may not be recoverable. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair value.

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

The Company test for possible impairment of indefinite-lived intangible assets on at least an annual basis. Based on facts and circumstances, we perform either a qualitative or a quantitative assessment for impairment. If a qualitative assessment is performed, and the existence of events and circumstances indicate that it is more likely than not that an indefinite-lived intangible asset is impaired, then we perform the quantitative impairment test by comparing the fair value with the carrying amount. When specific assets are determined to be impaired, the cost basis of the asset is reduced to reflect the current fair value.

The Company uses various assumptions in determining the current fair market value of these definite-lived and indefinite-lived intangible assets, including future expected cash flows and discount rates, as well as other fair value measures. Our impairment loss calculations require us to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

e. Ticketing Contract Advances

Ticketing contract advances, represent amounts paid in advance to the Company´s clients pursuant to ticketing agreements and are reflected in intangible assets with definite-life if the amount is expected to be recouped or recognized over a period of more than 12 months. Recoupable ticketing contract advances are generally recoupable against future royalties earned by the clients, based on the contract terms, over the life of the contract. Ticketing contract advances, are fixed additional incentives paid by the Company to secure exclusive rights with certain clients and are normally amortized over the life of the contract on a straight-line basis. Amortization of these ticketing contract advances is included in depreciation and amortization in the statements of income.

f.    Revenue

a.	Revenue from future events

Revenue from future events represents future advertising space sales, which are recognized in income when the customer uses those advertising spaces, such as: the VBC bulletin “La Guía de Entretenimiento”, the tickets and envelopes, as well as advertising by telephone and internet.

b.	Revenue from commissions on ticket sales

Revenue from ticketing operations primarily consists of convenience and order processing fees charged at the time a ticket for an event is sold and is recorded on a net basis (net of the face value of the ticket). Revenue for these ticket service charges collected in advance of the event is recorded as deferred revenue until the event occurs. The Company delivers the face value of the tickets sold to the venue at which the event took place within two working days after the event occurs.

c.	Revenue recognition for services

Venta de Boletos por Computadora, S. A. de C. V. and Subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2012 and 2011

The revenues from marketing services, commercialization of databases and other services are recognized in the accounting period in which the services are rendered.